Exhibit 99.1

AGREEMENT REGARDING JOINT FILING OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under Section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the common units representing limited partner interests in Chesapeake Midstream Partners, L.P.

Dated: January 9, 2011

Chesapeake Energy Corporation

By:	/s/ Jennifer M. Grigsby
Name: Title:	Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Chesapeake Midstream Holdings, L.L.C.

By:	/s/ Jennifer M. Grigsby
Name: Title:	Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary